EX 2.4

SECOND AMENDED AND RESTATED INDEMNITY AGREEMENT

SECOND AMENDED AND RESTATED INDEMNITY AGREEMENT (the "Agreement"), dated as of May 1, 2000, between WTM I Company, formerly WISCONSIN TISSUE MILLS INC., a Delaware corporation and wholly owned subsidiary of Chesapeake Corporation ("WISCO" or the "Indemnitor"), and GEORGIA-PACIFIC CORPORATION, a Georgia corporation ("G-P"). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Joint Venture Agreement or the Operating Agreement, each referred to below.

W I T N E S S E T H:

WHEREAS, Chesapeake Corporation, WISCO, G-P and Georgia Pacific Tissue, LLC, a Delaware limited liability company (the "Company"), are parties to a Joint Venture Agreement, dated as of October 4, 1999 (the "Joint Venture Agreement");

WHEREAS, WISCO and G-P are parties to the Operating Agreement of the Company, dated as of October 4, 1999 (the "Operating Agreement");

WHEREAS, the Company is a party to a Credit Facility, dated as of October 4, 1999, among the Company and Bank of America, N.A. (the "First Lender") (as amended, supplemented or otherwise modified from time to time in accordance with the Operating Agreement, the "Credit Agreement"), pursuant to which the First Lender made a loan to the Company in the amount of $755.2 million (the "First Company Debt");

WHEREAS, the Company executed a promissory note, dated as of October 4, 1999, evidencing the First Company Debt;

WHEREAS, G-P provided to the First Lender a full and unconditional guaranty of payment of the First Company Debt pursuant to a Guaranty Agreement, dated as of October 4, 1999 (the "First G-P Guaranty");

WHEREAS, pursuant to an Indemnity Agreement, dated as of October 4, 1999, the Indemnitor agreed to indemnify G-P against amounts that may be actually paid by G-P to the First Lender under the First G-P Guaranty for the original principal amount of the First Company Debt, subject to the terms and limitations set forth therein;

WHEREAS, Georgia-Pacific Finance, LLC, a Delaware limited liability company (the "Second Lender" and together with the First Lender, the "Lenders"), is a wholly-owned subsidiary of Georgia-Pacific West, Inc., an Oregon corporation, which in turn is a wholly-owned subsidiary of G-P;

WHEREAS, the Second Lender made a loan to the Company in the amount of $491,415,000 (the "Second Company Debt");

WHEREAS, the Company executed a promissory note, dated as of November 12, 1999, evidencing the Second Company Debt;

WHEREAS, the Company applied all of the proceeds of the Second Company Debt to repay $491,415,000 of the principal amount of the First Company Debt;

WHEREAS, after the application of the proceeds from the Second Company Debt to the First Company Debt, the aggregate principal amount of the First Company Debt and the Second Company Debt was equal to $755.2 million;

WHEREAS, G-P provided to the Second Lender a full and unconditional guaranty of payment of the Second Company Debt pursuant to a Guaranty Agreement, dated as of November 12, 1999 (the "Second G-P Guaranty");

WHEREAS, pursuant to an Amended and Restated Indemnity Agreement, dated as of November 12, 1999, the Indemnitor agreed to indemnify G-P against amounts that may be actually paid by G-P to the Lenders under the First G-P Guaranty and the Second G-P Guaranty for the outstanding principal amounts of the First Company Debt and the Second Company Debt, subject to the terms and limitations set forth therein;

WHEREAS, Section 3.17 of the Operating Agreement provides for the Company to refinance the First Company Debt with Permanent Company Debt, and the Company desires to effect a refinancing of the entire remaining outstanding principal amount of the First Company Debt with the Third Company Debt (as defined below);

WHEREAS, the Second Lender intends to lend to the Company, and the Company intends to borrow from the Second Lender, $263,785,000 (the "Third Company Debt") pursuant to a promissory note in the form attached hereto as Exhibit A (the "Note"), in order for the Company to refinance the entire remaining outstanding principal amount of the First Company Debt;

WHEREAS, G-P has provided to the Second Lender a full and unconditional guaranty of payment of the Third Company Debt pursuant to a Guaranty Agreement, dated as of May 1, 2000 (the "Third G-P Guaranty"), a copy of which is attached hereto as Exhibit B;

WHEREAS, the Second Company Debt and the Third Company Debt are referred to herein collectively as the "Company Debt";

WHEREAS, the Second G-P Guaranty and the Third G-P Guaranty are referred to herein collectively as the "G-P Guaranties";

WHEREAS, the Company shall use, and G-P shall cause the Company to use, all of the proceeds of the Third Company Debt to repay the entire remaining outstanding principal amount of the First Company Debt, such repayment to be effected by the wire transfer of funds directly from the Second Lender (on behalf of the Company) to the First Lender;

WHEREAS, after such repayment of the entire remaining outstanding principal amount of the First Company Debt, the principal amount of the Company Debt shall be $755.2 million;

WHEREAS, the Indemnitor has agreed to indemnify G-P against amounts that may be actually paid by G-P to the Second Lender under the Third G-P Guaranty for the original principal amount of the Third Company Debt, subject to the terms and limitations set forth herein;

WHEREAS, pursuant to Sections 3.15(b) and 3.17 of the Operating Agreement, the Indemnitor is to continue to "bear the economic risk of loss" (within the meaning of Section 1.752-2 of the Regulations) for $755.2 million of the Company Debt;

WHEREAS, assuming the validity and enforceability of the G-P Guaranties, the Note, and the promissory note relating to the Second Company Debt, the Indemnitor has determined that, upon the duly authorized execution and delivery of this Agreement and consummation of the refinancing of the entire remaining outstanding principal amount of the First Company Debt as contemplated herein, the Indemnitor will "bear the economic risk of loss" within the contemplation of Sections 3.15(b) and 3.17 of the Operating Agreement; and

WHEREAS, the parties hereto desire to amend and restate the Amended and Restated Indemnity Agreement, dated as of November 12, 1999, in this Agreement, in order to set forth the Indemnitor's agreement to indemnify G-P with respect to the Third G-P Guaranty and the original principal amount of the Third Company Debt and the continuation of the Indemnitor's agreement to indemnify G-P with respect to the Second G-P Guaranty and the original principal amount of the Second Company Debt.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Indemnity. Subject to Sections 3 and 4 hereof, the Indemnitor unconditionally agrees to indemnify G-P as follows for payments of the original principal amount of the Company Debt that G-P may make under either of the G-P Guaranties: If (i) G-P shall have made a payment of principal (excluding any accrued and unpaid interest that may be added to principal) of the Company Debt to the Second Lender under either of the G-P Guaranties, (ii) G-P shall have exhausted all of its rights (whether by subrogation or otherwise) to reimbursement or recovery from the Company or the Company's assets, and (iii) G-P shall have demanded reimbursement from the Indemnitor within 120 days after G-P exhausts such rights, the Indemnitor shall reimburse G-P upon demand for the amount of such payment in excess of the amount so recovered from or reimbursed by the Company or its assets.

SECTION 2. Subrogation/Acquisition of Interest.

(a) Upon such reimbursement by the Indemnitor pursuant to Section 1 hereof, the Indemnitor shall (i) be subrogated to the remaining rights of G-P against the Company to the extent of such reimbursement and (ii) at the Indemnitor's option, obtain an Interest or (if the Indemnitor is then a Member) an increased Interest in the Company in satisfaction of such rights. To exercise the option to obtain an Interest or increased Interest, the Indemnitor shall give G-P notice of exercise within 30 days after the payment of such reimbursement. Such Interest or increase in Interest shall consist of (i) a Capital Account, or increase in Capital Account, equal to the amount of such reimbursement and (ii) a Percentage Interest, or increase in Percentage Interest, equal to the ratio of (A) the amount of such reimbursement to (B) the sum of the total of all Capital Accounts immediately before the payment of the reimbursement plus the amount of such reimbursement. For this purpose, the amount of Capital Accounts immediately before the payment of the reimbursement shall take into account the revaluation of Capital Accounts, pursuant to the Regulations under Section 704(b) of the Code, occasioned by the Indemnitor's acquisition of the Interest or increased Interest pursuant to this paragraph. G-P shall, either directly or through any of its Affiliates that is then a Member, cause the Company to issue to the Indemnitor the appropriate number of Units to represent such Interest or increase in Interest.

(b) Notwithstanding any other provision of this Agreement or of applicable Law to the contrary, the Indemnitor hereby waives any and all claims and other rights (whether legal or equitable) that it may now have or hereafter acquire against G-P, any other Member, or any other person (other than the Company) by reason of making a payment pursuant to Section 1 hereof, including, without limitation, any right of indemnification, subrogation, reimbursement, exoneration, or contribution or any right to participate in any claim or remedy of the Second Lender or G-P against any person (other than the Company).

SECTION 3. Limitation on Amount of Indemnity. Notwithstanding any provision of this Agreement to the contrary, the aggregate obligation of the Indemnitor hereunder shall in no event exceed the amount of the Special Distribution (that is, $755.2 million).

SECTION 4. Termination. Except as otherwise provided in this Section 4, this Agreement shall survive and be in full force and effect so long as any of the original principal amount of the Company Debt is outstanding and has not been paid in full. On the third anniversary and on each subsequent anniversary of October 4, 1999, the Indemnitor may terminate this Agreement by giving written notice of such termination (the "Termination Notice") to G-P at least 15 days and not more than 30 days before the anniversary date on which such termination is to take effect (the "Termination Date"), provided that (i) no Default (as defined in the promissory note evidencing the Second Company Debt or the Note) relating to the nonpayment of principal or interest is in existence and continuing on the date of the Termination Notice, and (ii) either (A) neither WISCO nor any Affiliate of WISCO owns any Interest on the Termination Date, or (B) notice of exercise of an Option Right with respect to all Units owned by WISCO and any Affiliate of WISCO is given under the Operating Agreement on or before the Termination Date. In addition, this Agreement shall terminate on the first date (the "Cessation Date") that both of the following circumstances exist: (x) neither WISCO nor any Affiliate of WISCO owns any Interest, if WISCO (or such Affiliate) ceases to own its Interest as a result of the exercise of the G-P Call or G-P's option under Section 8.5(b) of the Operating Agreement; and (y) no Default (as defined in the promissory note evidencing the Second Company Debt or the Note) relating to the nonpayment of principal or interest is in existence and continuing. As of the Termination Date or the Cessation Date, as applicable, the Indemnitor shall be released from any and all liabilities hereunder; provided, however, that the Indemnitor shall not be released from any unpaid liability of the Indemnitor for which G-P has made or is then entitled to make a demand pursuant to Section 1 hereof, or for which G-P then would be so entitled to make a demand upon exhaustion of its rights to reimbursement or recovery from the Company or the Company's assets.

SECTION 5. No Third Party Reliance. Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns any rights or remedies under or by reason of this Agreement. Without limiting the foregoing, it is expressly understood that the Second Lender shall have no rights (either jointly or severally) against the Indemnitor hereunder.

SECTION 6. Governing Law. This agreement shall be governed by, and construed in accordance with, the laws of the State of Virginia.

SECTION 7. No Waiver; Amendment.

(a) No failure on the part of the Indemnitor or G-P to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by the Indemnitor or G-P preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law. Neither the Indemnitor nor G-P shall be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by such party.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between all of the parties hereto.

SECTION 8. Notices. All communications and notices hereunder between and among the parties hereto shall be in writing and given as provided in the Operating Agreement and addressed as specified therein.

SECTION 9. Binding Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the parties that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. No party hereto may assign or transfer any of its rights or obligations hereunder (and any such attempted assignment or transfer shall be void) without the prior written consent of the other party hereto.

SECTION 10. Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 11. Counterparts; Effectiveness; Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 12. Rules of Interpretation. The rules of interpretation specified in Section 1.2 of the Operating Agreement shall be applicable to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first appearing above.

WTMI COMPANY, formerly

WISCONSIN TISSUE MILLS INC.

By: /s/ William T. Tolley

Name: William T. Tolley

Its: Vice President

GEORGIA-PACIFIC CORPORATION

By: /s/ Phillip M. Johnson

Name: Phillip M. Johnson

Its: Vice President and Treasurer